Exhibit 24(b)(4)(e)

                 Endorsement - Dollar Cost Averaging (EA DCANY)

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                        AUSA LIFE INSURANCE COMPANY, INC.



                                   ENDORSEMENT


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The following provision is added to this Contract, effective as of the date We receive the Owner's Written Notice to participate in the Dollar Cost Averaging option.

DOLLAR COST AVERAGING. The Owner may instruct Us to automatically transfer specified amounts from the Money Market Sub-Account, Bond Sub-Account, the Fixed Account or any combination of these accounts on a monthly basis for purposes of providing for regular, level investments over time. We do not guarantee that Dollar Cost Averaging will result in a profit or protect against loss.

The following conditions apply to Dollar Cost Averaging:

     1. We must receive the Owner's proper written election of this option, on a form provided by Us;
     2. A minimum amount of $5,000 must be in each Sub-Account from which transfers are to be made;
     3. The total amount to be transferred from all Sub-Accounts each month must equal, in total, a minimum of $1,000;
     4. For transfers from the Fixed Account, no more than one-tenth of the amount in the Fixed Account at the commencement of Dollar Cost Averaging may be transferred each month.

Each transfer which occurs under the Dollar Cost Averaging will be counted towards the number of transfers allowed without charge.

Dollar Cost Averaging will terminate if:

     1.  We receive written instruction from the Owner's for cancellation;

     2.  The Owner elects to participate in any Asset Rebalancing Program; or

     3. The Owner elects to participate in any asset allocation service provided by a third party.

We reserve the right to discontinue, modify or suspend Dollar Cost Averaging at any time, following proper written notification to all Owners.


/s/ Craig D. Vermie                                   /s/ Tom A. Schlossberg
       Secretary                                            President